Exhibit 99.1

Contact: Kevin Murphy 585-218-4210

Pro-Fac Announces Dividend Payment and
Redemption of Remaining Preferred Stock

Fairport, N.Y., January 26, 2010…Pro-Fac Cooperative, Inc. (Nasdaq-CM: PFACP), an agricultural cooperative, today announced that its Board of Directors has authorized the redemption of all remaining shares of the Cooperative’s Class A cumulative preferred stock at its full liquidation preference of $25.00 per share. Payment for those shares will be made on March 15, 2010 to shareholders of record at the close of business on March 1, 2010.

In conjunction with the redemption, the Pro-Fac Board also declared a payment of dividends in satisfaction of (1) the $0.26 per share cumulated on the October 2009 dividend, (2) the $0.43 per share to be cumulated on the January 2010 dividend and (3) the amount of $0.22 per share for dividends that will be owed from February 1, 2010 through the March 15, 2010 stock redemption. These dividends will also be paid on March 15, 2010 to shareholders of record at the close of business on March 1, 2010.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, dry beans, beets, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on the Nasdaq Capital Market under the stock symbol, PFACP. More information about Pro-Fac can be found on its web site at www.profaccoop.com.